UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (date of earliest event report):  September 8, 2006

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9268	94-1690082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

One Riverway, Suite 2100
Houston, Texas 77056
(Address of principal executive offices)

(713) 850-7600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K filed by Geokinetics Inc. (“Geokinetics”) on September 14, 2006 (the “Initial Form 8-K”), to include financial information pursuant to Item 9.01 of Form 8-K that was excluded from the Initial Form 8-K.

ITEM 2.01             Completion of Acquisition or Disposition of Assets.

On September 8, 2006, Geokinetics completed the acquisition of all of the issued and outstanding capital stock of Grant Geophysical, Inc., headquartered in Houston, Texas (the “Acquisition”).  As previously reported, Geokinetics entered into a Stock Purchase Agreement on September 8, 2006, to purchase all of the outstanding capital stock of Grant for $125,000,000 in cash, subject to certain adjustments.

ITEM 9.01             Financial Statements and Exhibits.

(a)                                  Consolidated balance sheets of Grant Geophysical, Inc. and its subsidiaries as of December 31, 2005 and 2004 and related consolidated statements of operations, stockholders equity and cash flows for each of the last three years ended December 31, 2005, and the report of UHY Mann Frankfort Stein & Lipp CPAs LLP, independent auditors, relating to such consolidated financial statements, are included below.

(b)                                 Pro Forma Financial Information

Geokinetics Inc. and Grant Geophysical, Inc. unaudited pro forma statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006.

(d)                                 Exhibits

23.1                           Consent of UHY Mann Frankfort Stein & Lipp CPAs LLP

Independent Auditor’s Report

To the Board of Directors of
Grant Geophysical, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Grant Geophysical, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the last three years ended December 31, 2005.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grant Geophysical, Inc. and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the last three years ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY Mann Frankfort Stein & Lipp CPAs LLP

Houston, Texas
April 14, 2006

Grant Geophysical, Inc. and subsidiaries
Consolidated Balance Sheets
(In Thousands, except for share amounts)

	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$6,653	$7,865
Restricted cash	949	463
Accounts receivable:
Trade, net of allowance for doubtful accounts of $513 and $359 at December 31, 2005 and 2004, respectively	25,659	20,725
Other	1,635	1,999
Inventory	428	421
Prepaid and other current assets	3,885	2,427
Work in process	5,920	4,702
Total current assets	45,129	38,602

Property, Plant and Equipment
Land	—	200
Buildings and improvements	208	1,257
Plant facilities and store fixtures	1,337	1,209
Machinery and equipment	90,696	81,104
	92,241	83,770
Less: accumulated depreciation	68,331	63,810
Net Property, Plant and Equipment	23,910	19,960

Other Assets	24	77

TOTAL ASSETS	$69,063	$58,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable, current portion of long-term debt and capital lease	$11,770	$10,089
Accounts payable	7,952	6,883
Accrued expenses	12,879	11,478
Accrued interest	2	76
Unearned revenue	4,884	10,615
Foreign income taxes payable	3,247	217
Total current liabilities	40,734	39,358

Long-term debt and capital lease obligations	7,666	10,023

Other liabilities and deferred credits	1,022	863

Total liabilities	49,422	50,244

Stockholders’ equity:
Preferred stock, $.001 par value. Authorized 5,000,000 shares 8% convertible preferred series, liquidation value $100 per share; issued and outstanding 0 and 3,464 at December 31, 2005 and 2004, respectively	—	354
Common stock, $.001 par value. Authorized 5,000,000 shares; issued and outstanding 2,769 shares at December 31, 2005 and 2004, respectively	—	—
Additional paid-in capital	179,126	178,769
Accumulated deficit	(158,220)	(169,364)
Accumulated other comprehensive loss	(1,265)	(1,364)
Total stockholders’ equity	19,641	8,395

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$69,063	$58,639

See accompanying notes to consolidated financial statements.

Grant Geophysical, Inc. and subsidiaries
Consolidated Statements of Operations
(In Thousands)

	Years ended December 31,
	2005	2004	2003

Revenues
Seismic acquisition	$127,316	$78,017	$63,355
Total revenues	127,316	78,017	63,355

Expenses
Seismic operating expenses	93,572	67,107	51,709
Depreciation and amortization	8,628	7,918	10,770
General and administrative	10,579	7,482	9,956
Total expenses	112,779	82,507	72,435

Operating (loss) income	14,537	(4,490)	(9,080)

Gain on sale of assets	1,558	933	1,659

Income (loss) from operations	16,095	(3,557)	(7,421)

Interest expense	(1,294)	(1,011)	(7,038)
Interest income	182	145	171
Gain on forgiveness of debt	—	—	42,651
Other income (expense)	(435)	94	961
Total other (expenses) income	(1,547)	(772)	36,745

Income (loss) before income tax	14,548	(4,329)	29,324

Provision for income tax	3,376	897	774

Net income (loss)	$11,172	$(5,226)	$28,550

See accompanying notes to consolidated financial statements.

Grant Geophysical, Inc. and subsidiaries
Consolidated Statements of Stockholders’ Equity
(In Thousands)

	Cumulative				Accumulated
	Pay-in-Kind		Additional		Other	Total
	Preferred	Common	Paid-in	Accumulated	Comprehensive	Stockholders’
	Stock	Stock	Capital	Deficit	Income (Loss)	Equity

Balances at January 1, 2003	$67,155	$15	$58,867	$(186,886)	$(2,094)	$(62,943)

Issuance of preferred stock dividends	5,775	—	—	(5,775)	—	—

Conversion of preferred stock	(72,603)	—	72,603	—	—	—

Conversion of convertible demand note	—	—	4,754	—	—	4,754

Capital contributions	—	—	42,537	—	—	42,537

Reverse stock split	—	(15)	15	—	—	—

Cancellation of stock options	—	—	(7)	—	—	(7)

Translation adjustment	—	—	—	—	514	514
						—
Net loss	—	—	—	28,550	—	28,550
Comprehensive loss						29,064

Balances at December 31, 2003	327	—	178,769	(164,111)	(1,580)	13,405

Issuance of preferred stock dividends	27	—	—	(27)	—	—

Translation adjustment	—	—	—	—	216	216
						—
Net income	—	—	—	(5,226)	—	(5,226)
Comprehensive income						(5,010)

Balances at December 31, 2004	354	—	178,769	(169,364)	(1,364)	8,395

Issuance of preferred stock dividends	28	—	—	(28)	—	—

Conversion of preferred stock	(357)	—	357	—	—	—

Redemption of preferred stock	(25)	—	—	—	—	(25)

Translation adjustment	—	—	—	—	99	99

Net income	—	—	—	11,172	—	11,172
Comprehensive income						11,271

Balances at December 31, 2005	$—	$—	$179,126	$(158,220)	$(1,265)	$19,641

See accompanying notes to consolidated financial statements.

Grant Geophysical, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Year ended December 31,
	2005	2004	2003

Cash Flow from Operating Activities
Net income (loss)	$11,172	$(5,226)	$28,550
Adjustment to reconcilie net income (loss) to net cash provided by operating activities:
Provisions for doubtful accounts	154	36	36
Depreciation and amortization	8,628	7,918	10,298
Amortization of multi-client data liabrary	—	—	472
Gain on the sale of fixed assets	(1,558)	(933)	(1,659)
Gain on the forgiveness of debt	—	—	(42,651)
Foreign exchange loss	663	409	112
Cancellation of stock options	—	—	(7)
Other non-cash item	—	—	26
Changes in operating assets and liabilities:
Accounts receivable	(4,724)	(14,223)	7,345
Inventories	(7)	(123)	213
Prepaid expenses	(1,458)	(400)	159
Work in process	(1,218)	(3,096)	(499)
Other assets	53	(72)	792
Accounts payable	1,069	3,221	(2,639)
Accrued expenses	(4,404)	14,195	1,268
Foreign income taxes payable	3,030	(138)	(2,161)
Other liabilities and deferred credits	159	481	(477)
Net cash (used in) provided by operating activities	11,559	2,049	(822)

Cash flows from investing activities
Capital expenditures	(5,646)	(4,058)	(1,309)
Proceeds from the sales of property and equipment	2,434	1,835	3,042
Change to restricted cash	(486)	(463)	858
Net cash used in investing activities	(3,698)	(2,686)	2,591

Cash flows from financing activities
Borrowings made during the period	16,722	13,515	6,466
Repayment on borrowings during the period	(25,196)	(7,800)	(11,531)
Redemptions of preferred stock	(25)	—	—
Net cash provided by (used in) financing activities	(8,499)	5,715	(5,065)

Effect of foreign currency on cash	(574)	(209)	(113)

Net (decrease) increase in cash and cash equivalents	(1,212)	4,869	(3,409)

Cash and cash equivalents, beginning of year	7,865	2,996	6,405

Cash and cash equivalents, end of year	$6,653	$7,865	$2,996

See accompanying notes to consolidated financial statements.

Grant Geophysical, Inc. and subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:  Grant Geophysical, Inc., a Delaware corporation (together with its subsidiaries, “Grant,” or the “Company”), is a provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America, Africa, the Middle East and the Far East. Through its predecessors, including GGI Liquidating Corporation (“GGI”), and its acquired subsidiary, Solid State Geophysical, Inc. (“Solid State”), together with their respective subsidiaries, the Company has participated in the seismic data acquisition services business in the United States, Canada, Latin America, Europe, the Far East, the Middle East, and Africa.

Principles of Consolidation:  The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Revenues:  Revenue from cancelable exclusive seismic surveys is recognized as the services are performed or, when applicable, in accordance with contract terms. Anticipated losses on survey contracts are recognized when such losses are determinable. Revenue from non-cancelable exclusive and non-exclusive seismic surveys is recognized in accordance with the percentage of completion method of accounting based upon costs incurred as a percentage of total estimated costs. The Company does not currently have any non-cancelable contracts and they are not common for the Company.

Revenue from the licensing of multi-client data surveys is recognized upon issuance of the license and when the Company obtains a non-cancelable commitment from the customer.

In some cases, the Company utilizes third parties to market the multi-client data surveys the Company owns with a revenue sharing agreement in place with the third party and in one case, the Company maintains a revenue sharing in data that it previously sold to a third party.  As of December 31, 2005, 2004 and 2003, the Company’s revenues include $4.4, $0.7 and $1.1 million, respectively, of revenues received under these revenue sharing agreements.  One of the Company’s revenue sharing agreements calls for changes in the revenue sharing percentages at varying levels of cumulative sales.  Therefore, current or past revenue levels related to these revenue sharing agreements are not necessarily indicative of future sales.

Cash and Cash Equivalents:  For purposes of the consolidated statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

The Company maintains deposits in banks which may exceed the amount of federal deposit insurance available. Management believes that any potential deposit loss is minimal.

Restricted Cash:  At December 31, 2005, 2004 and 2003, restricted cash was $948,617 and $462,740 and $0, respectively, which included amounts held as collateral for letters of credit or performance guarantees.

Allowance for Doubtful Accounts:  Earnings are charged with a provision for doubtful accounts based upon current review of collectibility of accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

Inventory:  Inventory, which consists primarily of miscellaneous supplies, is stated at the lower of cost or market. Cost is determined using the specific identification method.

Work in Process:  Expenses related to the work in progress of seismic crews are deferred and recognized over the performance of the contract.

Property, Plant and Equipment:  Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

Depreciation is provided principally by the straight-line method over the estimated useful lives of the various classes of assets as follows:

Buildings and improvements	5-20 years
Data processing equipment	3-5 years
Plant facilities and store fixtures	5-10 years
Seismic exploration and transportation equipment	3-10 years

Plant and equipment held under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations. Betterments and major renewals are capitalized. Amortization of assets recorded under capital leases is included in depreciation and amortization expense. Depreciation expense on property, plant and equipment for the years ended December 31,2005, 2004, and 2003, was $8.6 million, $7.9 million, and $10.3 million respectively.

Multi-Client Data Library:  The Company’s multi-client data library was fully amortized in 2003 and no additional multi-client data was acquired during the years 2005 and 2004.

Asset Impairment:  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” the Company evaluates the recoverability of property and equipment, and other long-lived assets if facts and circumstances indicate that any of those assets might be impaired. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. There were no impairment charges during 2005, 2004 or 2003.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The more significant areas requiring the use of management estimates relate to estimated future net cash flows related to long-lived assets and valuation allowances for deferred tax assets. Actual results could differ materially from these estimates making it reasonably possible that a change in these estimates could occur in the near term.

Advertising: Advertising costs are expensed as incurred. Advertising costs totaled $210,353, $130,734 and $138,259 for the years ended December 31, 2005, 2004 and 2003, respectively.

Reclassifications:  Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to classifications in the 2005 consolidated financial statements.

Foreign Exchange Gains and Losses:  The United States (“U.S.”) dollar is the Company’s primary functional currency in all foreign locations with the exception of its Canadian subsidiaries. In accordance with SFAS No. 52, “Foreign Currency Translation”, those foreign entities (other than Canada) translate property and equipment (and related depreciation) and inventories into U.S. dollars at the exchange rate in effect at the time of their acquisition, while other assets and liabilities are translated at year-end rates. Operating results (other than depreciation) are translated at the average rates of exchange prevailing during the year. Re-measurement gains and losses are included in the determination of net income and are reflected in “Other Income (Expense)”. The Canadian subsidiaries use the Canadian dollar as functional currency and translate all monetary and non-monetary assets and liabilities at year-end exchange rates, and operating results at average exchange rates prevailing during the year in accordance with SFAS No. 52. Adjustments resulting from the translation of Canadian assets and liabilities are recorded as Accumulated Other Comprehensive Income (Loss) account in Stockholders’ Equity.

Income Taxes:  Under the asset and liability method required by SFAS No. 109 “Accounting for Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company considers the undistributed earnings of its foreign subsidiaries to be permanently reinvested.

NOTE B - SIGNIFICANT RISKS AND MANAGEMENT’S PLANS

The Company has incurred significant losses from operations in the past. These losses stem primarily from depressed market conditions and lower contract prices. Management believes that restructuring initiatives and improved market conditions have played an important role in allowing the Company to return to profitability.

The Company’s products and services are highly competitive and characterized by continual changes in technology. Competitive pressures or other factors such as entry of new competitors, currency fluctuations, government exchange controls, local labor laws and political risk may result in significant price competition that could have a material adverse effect on the Company’s operations and financial condition.

Future technological advances could require the Company to make significant capital expenditures to remain competitive. The Company competes in a capital intensive industry. The development of seismic data acquisition equipment has been characterized by rapid technological advancements in recent years, and the Company expects this trend to continue.

The liquidity of the Company should be considered in light of the cyclical nature of demand for land and transition zone seismic services. These fluctuations have impacted the Company’s liquidity as supply and demand factors directly affect pricing.

The Company’s ability to meet its obligations depends on its future performance, which in turn is subject to general economic conditions, activity levels in the oil and gas exploration sector, and other factors beyond the Company’s control. While management believes there has been a global and industry-wide improvement in market conditions for seismic services, funds to finance operations are expected to remain limited through 2006.

See Note D for discussion of the Company’s credit facility. Management believes that this facility will be sufficient to meet its obligations and working capital requirements through January 2007.

NOTE C - CUSTOMER AND VENDOR CONCENTRATIONS

For the years ended December 31, 2005 and 2004, revenues from three customers totaled approximately $49 and $27 million, representing 39% and 35%, respectively, of total revenues.  For the year ended December 31, 2003, revenues from two customers totaled approximately $29 million, representing 40% of total revenues.

The Company purchases a large amount of equipment and inventory from a relative small number of suppliers. However, the Company believes there are adequate alternatives available.

NOTE D - DEBT AND OTHER FINANCINGS

A summary of notes payable, long-term debt, and capital lease obligations is as follows (in thousands):

	December 31,
	2005	2004	2003

Revolving Credit Lines and Term Loans:
U.S. Operations
Credit Facility with shareholder - 5.0%	$5,250	$5,500	$—
Equipment notes payable - 7.75% to 8.75% (9.25% in 2004)	6,570	3,830	957
Other notes payable - 6.5% to 10.38%	—	997	980
Capital lease obligations - 6.22% to 14.79%	3,316	6,115	8,146
	15,136	16,442	10,083
Non-U.S. Operations:
Short-term bank borrowings	1,438	1,809	—
Credit facilities	2,862	1,861	—
	4,300	3,670	—
Total Debt	19,436	20,112	10,083

Less: current portion	(11,770)	(10,089)	(2,995)

Notes payable, long-term debt and capital lease obligations excluding current portion	$7,666	$10,023	$7,088

U.S. Operations:

Credit facility with shareholder:  On May 7, 2004, the Company entered into a loan agreement with one of its shareholders for the issuance of a $6 million revolving credit note. Under the facility, the Company can draw up to $5 million as necessary for working capital requirements and an additional $1 million, at the sole discretion of the shareholder. All of the assets of the Company are being held as collateral under this facility, the facility will mature on May 6, 2007, and any unpaid principal and interest is due on that date.

During 2003, the Company was in negotiations with its main shareholder and the holders of certain Senior Notes issued by the Company regarding the $43.7 million of Senior Notes outstanding.  On October 13, 2003, the Company issued Convertible Demand Notes (the “Demand Notes”) to its shareholders totaling $4.7 million.  The majority of the proceeds from the Demand Notes were used to repurchase the Senior Notes leaving none outstanding as of December 31, 2003.  The repurchase of the Senior Notes resulted in a pre-tax gain on forgiveness of debt amounting to $42.7 million.

On December 5, 2003, the shareholders exercised their conversion rights under the Demand Notes and converted the outstanding principal and interest amounts into additional shares of common stock in the Company and through execution of the Grant Contribution Agreement (the “Contribution Agreement”), contributed all amounts outstanding, including principal and interest, under a certain credit facility issued to the Company, to the Additional Paid-In Capital of the Company, including an agreement for the sale, with recourse retained, of certain of its foreign accounts receivable.

Equipment notes and capital leases: The Company has certain equipment notes payable and capital lease obligations which are primarily related to the acquisition of seismic recording equipment.

At December 2005, 2004 and 2003, the cost of capitalized leases was $13.6, $13.2 and $ 12.6 million, respectively, and the accumulated amortization was $9.0, $6.6 and $ 3.9 million at December 31, 2005, 2004 and 2003, respectively.

Non-U.S. Operations:

Short term borrowings: As of December 31, 2005 and 2004, the short term borrowings were contracted by Latin American branches at annual interest rates ranging from 8.5% up to 10%. (9.5% to 27% in 2004).

Credit facilities: Credit facilities as of December 31, 2005 consisted of a credit facility that was contracted by a Far East subsidiary for an amount up to $3,180,000, maturing February 2006. As of December 31, 2004, this consisted of a credit facility that was contracted by a Latin American branch for an amount up to $1,861,000.

As of December 31, 2005, the maturities of the Company’s credit facilities, notes payable and capital lease obligations are as follows (in thousands):

Year Ending	Credit	Notes	Capital
December 31,	Facilities	Payable	Leases	Total
2006	$5,903	$3,358	$2,509	$11,770
2007	6,116	472	1,060	7,648
2008	—	—	7	7
2009	—	—	7	7
2010	—	—	4	4

	$12,019	$3,830	$3,587	$19,436

NOTE E - INCOME TAXES

The amounts of income (loss) before income taxes attributable to domestic and foreign operations are as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

Domestic	$1,325	$(3,316)	$35,171
Foreign	13,223	(1,013)	(5,847)

	$14,548	$(4,329)	$29,324

The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

Current:	$452	$—	$—
Federal	4,838	897	774
Foreign

Deferred:
Federal	(452)	—	—
Foreign	(1,462)	—	—

	$3,376	$897	$774

The total income tax expense (benefit) is different from the amount computed by applying the U.S. Federal income tax rate to income before income taxes. The reasons for these differences were as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003

Income tax expense (benefit) at U.S. federal rate	$5,092	$(1,638)	$10,263
Increases (reductions) in taxes from:

Foreign income taxed at more (less) than U.S. rate	(1,716)	2,565	(1,015)
Losses (income) with no tax benefit (expense) expected	—	(30)	(8,474)

Income tax expense recorded	$3,376	$897	$774

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	Year Ended December 31,
	2005	2004	2003
Deferred tax assets:
Property, plant and equipment, principally due to differences in depreciation	$2,008	$6,174	$16,623
Goodwill amortization	—	—	4,928
Financing costs	—	—	4
Research and development costs	—	—	453
Allowance for doubtful accounts and other accruals	179	126	139
Net capital loss carryforwards	—	—	543
Net operating loss carry-forwards	22,575	22,856	28,983
Total deferred tax assets	24,762	29,156	51,673
Valuation allowance	(24,762)	(29,156)	(51,673)

Net deferred tax assets (liabilities)	$—	$—	$—

A valuation allowance is established when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The valuation allowance is then adjusted when the realization of deferred tax assets becomes more likely than not. Adjustments are also made to recognize the expiration of net operating loss carry-forwards, with equal and offsetting adjustments to the related deferred tax asset.

As of December 31, 2005, Grant has approximately $47.5 million in U.S. net operating loss carry-forwards and $17.0 million in non-U.S. net operating loss carry-forwards. Such tax loss carry-forwards expire in varying amounts during the periods from 2006 through 2025, except for $800,000 of the non-U.S. tax loss carry-forward, which has an indefinite carry-forward period.

Internal Revenue Service regulations restrict the utilization of U.S. net operating loss carry-forwards and other tax benefits for any company in which an “ownership change” (as defined in Section 382 of the Internal Revenue Code) has occurred. Grant has concluded that two “ownership changes” have occurred. The first occurred in connection with the GGI reorganization on September 30, 1997. The utilization of GGI’s U.S. net operating loss carry-forwards existing at this date is limited to approximately $704,000 per year. The second “ownership change” occurred on December 30, 1997 as a result of the reorganization of Solid State. The utilization of Solid State’s U.S. net operating losses at this date is limited to approximately $125,000 per year.

NOTE F - OTHER LIABILITIES AND DEFERRED CREDITS

As of December 31, 2005, 2004 and 2003, the Other Liabilities and Deferred Credits include $980,000, $856,000, and $382,000, respectively of remittance tax from its Colombian branches. The remittance tax represents a 7% tax on the branches net income; however the payments can be deferred and subsequently forgiven if the annual profits are reinvested in Colombia for more than five years.

NOTE G - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Methodology and assumptions used to assess fair value of classes of financial instruments are as follows:

Cash and Short-term Financial Instruments: The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturities of such instruments.

Long-tern Debt: The carrying values of the Company’s long-term debt instruments approximate their fair values. Grant’s long-tern debt has been estimated based on current quoted market prices for the same or similar issues, or on the current rates offered to Grant for debt of the same remaining maturities.

NOTE H - EMPLOYEE BENEFIT PLANS

Employment Retirement Savings Plan:  GGI had established a defined contribution plan covering substantially all U.S. and certain foreign employees whereby participants can elect to contribute between 1% to 15% of their annual salary. On the Effective Date, GGI assumed and assigned the plan to Grant. Under the plan, the employer may contribute, on a discretionary basis, one-half of the participant’s contribution percentage up to 6% (limited to 3% of any employee’s annual salary). The plan was amended in June 1997 to eliminate the employer’s option to contribute common stock so that discretionary contributions may be made only in the form of cash. Effective January 1, 2005 employees could contribute up to 30% of their annual salaries, and effective April 1, 2006 the employer match increased to a maximum 4.5%. Matching contributions to the plan by Grant for the years ended December 31, 2005, 2004 and 2003 totaled $88,000, $37,000, and $28,000, respectively.

NOTE I - PHANTOM STOCK AGREEMENT

On January 1, 2004, the Company entered into agreements with certain key members of management whereby each participating employee was awarded Phantom Stock Units (the “Units”). The total number of Units awarded will entitle the employees holding those Units to receive an amount equal, in the aggregate, to 6.5% of the proceeds received by the stockholders from the transfer (by sale, merger, or otherwise) of 50% or more of the outstanding stock in the Company.

Under the terns of the agreement signed by each participating employee and the Company, one-third of the Units become “contingently vested” on January 1, 2005, 2006, and 2007.  However, the Units will fully vest (whether or not contingently vested) upon death or disability of a participating employee or upon acquisition of 50% or more of the Company’s outstanding common stock by any person other than the stockholders. Under an involuntary termination, all of the Units held by an employee that have become contingently vested on the date of such termination becomes fully vested on that date. If employment is terminated for any other reason, all of the Units (whether or not contingently or fully vested) are immediately forfeited.

No compensation expense was recorded for the years ended December 31, 2005 and 2004, as amounts related to the Units are payable, on a pro-rata basis, only upon acquisition of 50% or more of the Company’s outstanding common stock by any person other than the stockholders; whether or not contingently or partially vested.

NOTE J - STOCKHOLDERS’ EQUITY

During the years 2005, 2004, and 2003 dividend requirements on Grant’s pay-in-kind preferred stock were $28,000, $27,000, and $5.8 million respectively, representing 288, 254 and 57,696 shares, respectively, of 8% Convertible Preferred Stock.

During 2005, the Company chose to redeem the 8% Convertible preferred stock for a liquidation value of $100/share plus accrued and unpaid dividends. However, as the preferred stock was convertible, the holders had the option to covert their shares into the Company’s common stock. As a result, there was no preferred stock outstanding at December 31, 2005.

NOTE K - COMMITMENTS AND CONTINGENCIES

Grant is involved in various claims and legal actions arising in the ordinary course of business. Management of GGI and management of Grant are of the opinion that none of the claims and actions will have a material adverse impact on GGI’s or Grant’s financial position, results of operations or cash flows.

As of December 31, 2005, the Company has non-cancelable operating leases for office and warehouse space, and equipment with remaining terms ranging from approximately one to four years. The future minimum lease payments under the various non-cancelable operating leases are as follows (in thousands):

Year Ending December 31,

2006	$1,018
2007	391
2008	147

$1,556

Rental expense was $16.9 million, $2.3 million, and $8.7 million for 2005, 2004 and 2003, respectively.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 give pro forma effect to the acquisitions of Trace Energy Services Ltd. (“Trace”) and Grant Geophysical, Inc. and its subsidiaries (“Grant”), as if the transactions had been consummated on January 1, 2005.

The unaudited pro forma financial information is based on the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma statements of operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the date indicated or what our results will be for any future periods.  The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable.  The unaudited pro forma financial statements and the accompanying notes should be read in conjunction with our historical financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q/A for the quarters ended March 31 and September 30, 2006, and on Form 10-Q for the quarter ended June 30, 2006, and the audited financial statements of Grant, including the notes thereto, included in this report.

For financial accounting purposes, the assets acquired and the liabilities assumed under the Grant acquisition referred to in these unaudited pro forma financial statements have been or will be recorded at their fair values as of the date of the acquisition.  The allocation in these unaudited pro forma financial statements is a preliminary allocation based on an internally prepared valuation of the fair value of the acquired assets and liabilities of Grant.  When finalized, the allocation may vary materially from the allocation presented in these unaudited pro forma financial statements.

GEOKINETICS INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Twelve Months Ended December 31, 2005
(In thousands, except per share amounts)

				Pro Forma Adjustments			Pro Forma
	Geokinetics	Trace	Grant	db.	cr.	1	Geokinetics

Revenues
Seismic acquisition revenue	$58,177	$53,416	$127,316	$—	$—		$238,909
Seismic data processing revenue	3,998	—	—	—	—		3,998
Total revenues	62,175	53,416	127,316	—	—		242,907

Expenses
Seismic operating expenses	51,017	45,188	93,572	—	—		189,777
Third party expenses	—	—	—	—	—		—
Data processing operating expenses	6,335	—	—	—	—		6,335
Depreciation and amortization	1,481	2,949	8,628	5,839	—	2,4	18,897
General and administrative	3,406	3,191	10,579	—	—	2	17,176
Total expenses	62,239	51,328	112,779	5,839	—		232,185

Gain (loss) on sale of equipment	—	—	1,558	—	—		1,558

Income (loss) from operations	(64)	2,088	16,095	(5,839)	—		12,280

Other income (expense)
Interest expense	(473)	(645)	(1,294)	(16,663)	1,602	5,6	(17,473)
Interest income	116	21	182	—	—		319
Warrant Expense	(1,386)		—	—	—		(1,386)
Other income (expense)	(63)	(898)	(435)	—	—		(1,396)

Income (loss) before minority interest and income taxes	(1,870)	566	14,548	(22,502)	1,602		(7,656)

Minority interest	—	102	—	—	—		102
Provision for income taxes	51	756	3,376	—	—		4,183

Income (loss) from continuing operations	(1,921)	(292)	11,172	(22,502)	1,602		(11,941)

Discontinued Operations	—	252	—	—	—		252

Net Income (loss)	(1,921)	(40)	11,172	(22,502)	1,602		(11,689)

Preferred Dividends	(159)	—	(28)	—	—		(187)

Net Income (loss) applicable to common shareholders	$(2,080)	$(40)	$11,144	$(22,502)	$1,602		$(11,876)

Income (loss) from continuing operations per common share
Basic	$(0.95)						$(5.44)
Diluted	$(0.95)						$(5.44)

Weighted average common shares and equivalents outstanding
Basic	2,182						2,182
Diluted	2,182						2,182

See accompanying notes to unaudited pro forma financial statements.

GEOKINETICS INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2006
(In thousands, except per share amounts)

			Pro Forma Adjustments			Pro Forma
	Geokinetics	Grant	db.	cr.	1	Geokinetics

Revenues
Seismic acquisition revenue	$128,661	$104,290	$—	$—		$232,951
Seismic data processing revenue	4,594	—	—	—		4,594
Total revenues	133,255	104,290	—	—		237,545

Expenses
Seismic operating expenses	90,493	81,765	—	—		172,258
Third party expenses	12,909	—	—	—		12,909
Data processing operating expenses	6,097	—	—	—		6,097
Depreciation and amortization	7,169	7,749	2,982	—	2,4	17,900
General and administrative	10,532	21,250	—	—	2	31,782
Total expenses	127,200	110,764	2,982	—		240,946

Gain (loss) on sale of equipment	2	(112)				(110)

Income (loss) from operations	6,057	(6,586)	(2,982)	—		(3,511)

Other income (expense)
Interest expense	(2,301)	(1,006)	(12,497)	1,314	5,6	(14,490)
Interest income	308	504	—	—		812
Foreign exchange gain	4	119	—	—		123
Other income (expense)	(251)	211	—	—		(40)

Income (loss) before minority interest and income taxes	3,817	(6,758)	(15,479)	1,314		(17,106)

Minority interest	—	—	—	—		—
Provision for income taxes	1,837	876	—	—		2,713

Net Income (loss) applicable to common shareholders	$1,980	$(7,634)	$(15,479)	$1,314		$(19,819)

Income (loss) from continuing operations per common share
Basic	$0.37					$(3.70)
Diluted	$0.35					$(3.70)

Weighted average common shares and equivalents outstanding
Basic	5,352					5,352
Diluted	5,606					5,606

See accompanying notes to unaudited pro forma financial statements.

GEOKINETICS INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION

GENERAL NOTES

1.             On December 1, 2005, the Company completed the acquisition of Trace Energy Services Ltd. (“Trace”) and on September 8, 2006, the Company completed the acquisition of Grant Geophysical, Inc. (“Grant”) (collectively the “Acquisitions”).  The unaudited pro forma statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 give pro forma effect to the Acquisitions as if they had been consummated on January 1, 2005.

On the unaudited pro forma statement of operations for the year ended December 31, 2005, Geokinetics includes Trace from December 1 to December 31, 2005.  Trace includes operations from January 1 to November 30, 2005.

On the unaudited pro forma statement of operations for the nine months ended September 30, 2006, Geokinetics includes Grant from September 9, 2006 to September 30, 2006.  Grant includes operations from January 1 to September 8, 2006.

On November 3, 2006, the Company completed a reverse stock split (“reverse split”) of the Company’s common stock outstanding at a ratio of one share for every ten shares.  All share amounts and per share amounts referred to are reflected as if the reverse split had been effective in the periods presented.

All amounts are in U.S. Dollars.

2.             The acquisitions of Trace and Grant resulted in the preliminary allocation of the respective purchase prices to certain assets that resulted pro-forma adjustments to depreciation and amortization.  These amounts were as follows (in thousands)

Trace
Write-Up of Fixed Assets	$6,028
Customer Relationships	$1,195

Grant
Write-Up of Fixed Assets	$30,653
Data Library	$2,410
Customer Relationships	$2,414

In addition, the general administrative expenses in the period ended September 30, 2006 include:

Geokinetics - $1.4 million of expenses related to the acquisition of Grant.

Grant - $13.7 million of expenses related to an IPO effort that was initiated but not completed and transaction costs on the sale to Geokinetics. Of these amounts, $12.4 million was paid by the sellers and treated as a capital contribution to Grant.

3.             These columns reflect the pro forma income statement effects resulting from the preliminary purchase price allocation adjustments related to the Trace and Grant acquisitions and the incurrence of two loans related to the acquisition of Grant (“Bridge Loans”).

EXPLANATORY NOTES RELATED TO PRO FORMA ADJUSTMENTS

4.             Reflects the preliminary pro forma adjustment to record the amortization of the acquired intangible assets (data library and customer relationships), the depreciation of the write-up to market value of Trace and Grant’s acquisition equipment, adjustments to Trace and Grant’s depreciation to conform to Geokinetics depreciation policies and the depreciation on capital expenditures.

5.             Reflects the pro forma adjustment to reflect the interest expense on Bridge Loans incurred in connection with the acquisition of Grant.

6.             Reflects the pro forma adjustment to remove interest expense on debt of Geokinetics, Trace and Grant paid off by proceeds from the Bridge Loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEOKINETICS INC.

Date: November 24, 2006	By:	/s/ Scott A. McCurdy
Scott A. McCurdy, Vice President and Chief Financial Officer